Exhibit 99.1

Customers Bancorp 1015 Penn Avenue Wyomissing, PA 19610 Contacts: Jay Sidhu, Chairman & CEO 610-935-8693 Richard Ehst, President & COO 610-917-3263 Investor Contact: Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS STRONG Q1 2014 NET INCOME AND
RECORD ORGANIC LOAN AND DEPOSIT GROWTH

Wyomissing, PA — April 21, 2014 — Customers Bancorp, Inc. (NASDAQ: CUBI), the parent company of Customers Bank (collectively “Customers”), reported earnings of $8.1 million for the quarter ended March 31, 2014 (“Q1 2014”) compared to earnings of $7.2 million for the quarter ended March 31, 2013 (“Q1 2013”), an increase of 13.2%.  Q1 2014 fully diluted earnings per share was $0.32.  Total shares outstanding at March 31, 2014 were 24.3 million, up from 18.5 million shares outstanding at March 31, 2013.

During Q1 2014 Customers funded loan balances (including mortgage warehouse loans held for sale) grew $841 million to $4.1 billion, an increase of 26.2% for the quarter.  Deposits grew by $646 million to $3.6 billion, an increase of 21.8%.  Loan growth was predominately in multi-family loans, up $495 million, adjustable rate 1-4 family residential mortgage loans, up $260 million, and commercial real estate and commercial and industrial loans, up $135 million.

Other financial highlights for Q1 2014 included:

•
Total assets at March 31, 2014 were $5.0 billion, up $0.9 billion (20.7%) from the December 31, 2013 balance of $4.2 billion, and up $1.6 billion (45.0%) from the March 31, 2013 balance of $3.5 billion.

•
Loans receivable (not covered by FDIC loss share) were $3.3 billion at March 31, 2014, an increase of $0.9 billion (37.4%) from the December 31, 2013 balance of $2.4 billion, and up $1.8 billion (117.2%) from the March 31, 2013 balance of $1.5 billion.

•
Loans held for sale (principally mortgage warehouse loans) were $698 million at March 31, 2014, down $50 million (6.7%) from the December 31, 2013 balance of $748 million, and down $662 million (48.7%) from the March 31, 2013 balance of $1.4 billion.

•	Total deposits increased $646 million (21.8%) during Q1 2014 to $3.6 billion as of March 31, 2014. Total deposits increased $1.1 billion (42.2%) from March 31, 2013.

•	Net interest income was $29.5 million for Q1 2014 compared to $22.5 million for Q1 2013, an increase of 31.0%.

•	Total revenues (net interest income plus non-interest income) before provisions for loan losses grew from $27.4 million in Q1 2013 to $37.1 million in Q1 2014, an increase of 35.3%.

•
Provision expense for Q1 2014 was $4.4 million, principally as a result of the provision recorded to reflect the first quarter loan growth.  This compares with a recovery of $0.5 million in Q4 2013 and a recovery of $0.1 million in Q1 2013.

•
Q1 2014 pre-tax pre-provision income of $15.9 million was up $2.6 million, or 19.5%, from Q4 2013, and up $5.0 million, or 45.9%, from Q1 2013.  The pre-tax pre-provision ratio remained relatively stable at approximately 1.5% of average assets.

•
Q1 2014 non-interest expense of $21.2 million declined $1.1 million (5.1%) from Q4 2013 non-interest expense and increased $4.7 million (28.5%) compared to Q1 2013 non-interest expense of $16.5 million.

•
Non-performing loans not covered by FDIC loss share agreements were $12.6 million at March 31, 2014, a decrease of $0.9 million (6.7%) from the December 31, 2013 non-performing non-covered amount of $13.5 million.  Non-covered non-performing loans were 0.32% of total non-covered loans as of March 31, 2014.

•	Total reserves for loan losses on originated loans were 165.4% of non-performing loans and 0.89% of all loans held for investment.

•
Commercial and industrial loans, including owner occupied commercial real estate loans totaled $801 million as of March 31, 2014, up $38 million (4.9%) from December 31, 2013, and up $131 million (19.6%) from the March 31, 2013 balance of $670 million.

•
Capital ratios1 remained strong but declined during the period due to the increase in income producing assets.  March 31, 2014 estimated Tier 1 Leverage was 9.10%, and Total Risk-Based Capital was 11.45%.  The Company’s capital ratios exceed the levels established for “well capitalized” banks.

“In Q1 2014 we focused our energies on increasing earning assets and aggregating deposits, more fully utilizing the capital raised during 2013,” stated Jay Sidhu, Chairman and CEO of Customers Bancorp, Inc.  “We originated nearly $700 million of loans during the first quarter of 2014 while maintaining our underwriting standards, and grew our deposits by over $600 million.  In doing so we positioned the Company to achieve great things in 2014 and future years.  We will continue to focus on developing revenues and controlling our expenses to build shareholder value as we move deeper into 2014.”

1 Tier 1 Leverage and Total Risk-Based Capital ratios as of March 31, 2014 are estimated.

EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q1	Q4	Q1
	2014	2013	2013

Net income available to common shareholders	$8,136	$9,010	$7,189
Basic earnings per share "EPS"	$0.34	$0.37	$0.39
Diluted EPS	$0.32	$0.36	$0.38
Average shares outstanding	24,260,518	24,527,087	18,471,207

Pre-tax pre-provision return on average assets	1.5%	1.4%	1.5%
Return on average assets	0.8%	0.9%	1.0%
Return on average common equity	8.4%	9.1%	10.6%
Equity to assets at period end	8.0%	9.3%	8.0%
Net interest margin, tax equivalent	2.9%	3.1%	3.3%
Reserves to non performing loans (NPL's)	165.4%	152.9%	104.8%

Tangible book value per common share (period end) (1)	$16.35	$15.81	$14.78
Period end stock price	$20.87	$20.46	$16.75

(1) Calculated as total equity less goodwill and other intangibles divided by common shares outstanding at period end.

Net Income, Earnings Per Share and Tangible Book Value

Q1 2014 net income of $8.1 million is up $0.9 million, or 13.2%, from Q1 2013.  Q1 2014 diluted earnings per share is $0.32 with 25.3 million diluted shares, compared to Q1 2013 earnings of $7.2 million and diluted earnings per share of $0.38 with 18.9 million diluted shares.  Customers’ tangible book value per share increased to $16.35 as of March 31, 2014 compared to $14.78 as of March 31, 2013, an increase of 10.6%.  The increase in net income in Q1 2014 compared to Q1 2013 is primarily due to increased net interest income, fueled by strong loan growth, while maintaining outstanding asset quality and growing deposits.  The increasing tangible book value reflects Customers’ strategic commitment to consistently maintain and grow tangible book value per share with the expectation that it will eventually result in superior shareholder value creation.

Net Interest Margin

The net interest margin decreased 14 basis points to 2.93% in Q1 2014 compared to Q4 2013, and decreased 33 basis points from Q1 2013. The Q1 2014 net interest margin has decreased due to the run-off of maturing higher yielding loans, and addition of lower yielding loans as we grew the loan portfolio by $900 million in Q1 2014. In addition, certain deposits and borrowings were extended during the quarter with higher rates and longer terms to maturity to better insulate the bank from future movement in interest rates.

Non-Interest Income

Q1 2014 non-interest income of $7.6 million was down $0.3 million compared to $7.9 million in Q4 2013, and up $2.7 million compared to $4.9 million in Q1 2013.  The Q1 2014 non-interest income decrease compared to Q4 2013 resulted from lower mortgage warehouse transaction fees (down $0.6 million) activity reflecting the seasonal decrease in volume, mortgage banking fees (down $0.7 million) as originations decreased in the period, and gains on sale of Small Business Administration (“SBA”) loans (down $0.5 million), offset in part by an increase in gains on sales of securities (up $1.6 million) as Customers shortened the duration of the securities portfolio.

Non-Interest Expense

Operating expenses in Q1 2014 of $21.2 million decreased $1.1 million compared to Q4 2013 operating expenses of $22.3 million.  Q1 2014 operating expenses supported greater business activities as Customers grew its loan portfolio significantly during Q1 2014 and the Company continued to invest in its commercial and industrial lending teams while rightsizing its mortgage banking business.  These investments resulted in a larger organization and increased occupancy, technology, and other operating costs.  However, these increased needs were largely offset in the quarter by efforts to manage costs and increase operating efficiencies including strategic realignment of staffing and compensation, higher bonus accrual in Q4 2013, and deferral of direct origination costs on the large volume of new loan originations.

Provision for Loan Losses and Asset Quality

The Q1 2014 provision for loan losses was $4.4 million, compared to a Q4 2013 provision reversal of ($0.5) million, and a Q1 2013 provision reversal of ($0.1) million2.   The Q1 2014 provision is primarily the result of $0.9 billion in loan growth during the quarter.

Customers separates its loan portfolio into “covered” and “non-covered” loans for purposes of analyzing and managing asset quality.  Covered loans are those loans that are covered by FDIC purchase and assumption, or loss sharing, agreements, and for which Customers is reimbursed 80% of allowable incurred losses.  Covered loans totaled $61.6 million as of March 31, 2014, $66.7 million as of December 31, 2013, and $102.0 million as of March 31, 2013.  Non-accrual covered loans totaled $5.5 million at March 31, 2014, $5.6 million at December 31, 2013 and $10.4 million at March 31, 2013.  Covered real estate owned totaled $9.3 million as of March 31, 2014, $7.0 million as of December 31, 2013 and $4.3 million as of March 31, 2013.

Non-covered loans are all loans not covered by the FDIC agreements.  Non-covered loans includes loans accounted for as held for sale as well as loans accounted for as held for investment.  Non-covered loans totaled $4.0 billion as of March 31, 2014, $3.1 billion as of December 31, 2013, and $2.9 billion as of March 31, 2013.  Non-accrual non-covered loans totaled $12.6 million as of March 31, 2014 (0.32% of total non-covered loans), $13.5 million (0.43% of total non-covered loans) as of December 31, 2013 and $21.4 million (0.75% of total non-covered loans) as of March 31, 2013.  Non-covered loans 30 to 89 days delinquent at March 31, 2014 totaled $10.3 million, or 0.26% of non-covered loans.

2 Beginning in Q4 2013, the provision for loan losses is being reported net of the amount of estimated credit losses on covered loans to be recovered from the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to specific purchase and assumption, or loss sharing, agreements. Prior period amounts have been reclassified to be consistent with the Q4 2013 presentation. Previously changes in the amount recoverable from the FDIC had been reported as a separate amount in non-interest income.

Conference Call

Date:	April 21, 2014
Time:	4:15 pm ET
US Dial-in:	877-941-1427
International Dial-in:	480-629-9664
Conference ID:	4678335
Webcast:	http://public.viavid.com/index.php?id=108593

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank.  Customers Bank is a community-based, full-service bank with assets of approximately $5.0 billion.  A member of the Federal Reserve System and deposits insured by the Federal Deposit Insurance Corporation (“FDIC”), Customers Bank provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, Massachusetts, and New Jersey.  Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc. is listed on the NASDAQ exchange under the symbol CUBI.  Additional information about Customers Bancorp, Inc. can be found on the company’s website, www.customersbank.com.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)

	Q1	Q4	Q1
	2014	2013	2013
Interest income:
Loans receivable, including fees	$28,355	$24,801	$16,099
Loans held for sale	5,083	6,604	10,884
Investment securities	3,040	2,980	829
Other	116	112	108
Total interest income	36,594	34,497	27,920

Interest expense:
Deposits	5,415	5,279	5,136
Borrowings	1,667	1,524	259
Total interest expense	7,082	6,803	5,395
Net interest income	29,512	27,694	22,525
Provision for loan losses	4,368	(512)	(117)
Net interest income after provision for loan losses	25,144	28,206	22,642

Non-interest income:
Gain on sale of investment securities	2,832	1,274	-
Mortgage warehouse transactional fees	1,759	2,335	3,668
Bank-owned life insurance income	835	824	476
Mortgage banking income	409	1,142	-
Deposit fees	214	187	130
Other	1,541	2,153	624
Total non-interest income	7,590	7,915	4,898

Non-interest expense:
Salaries and employee benefits	9,351	10,625	7,397
Occupancy	2,637	2,520	1,910
Professional services	2,282	2,399	706
FDIC assessments, taxes, and regulatory fees	2,131	2,058	1,347
Technology, communication and bank operations	1,560	1,307	841
Loan workout expenses	441	570	674
Advertising and promotion	414	301	115
Other real estate owned expense	351	403	36
Other	2,002	2,118	3,454
Total non-interest expense	21,169	22,301	16,480
Income before tax expense	11,565	13,820	11,060
Income tax expense	3,429	4,810	3,871
Net income	$8,136	$9,010	$7,189

Basic earnings per share	$0.34	$0.37	$0.39
Diluted earnings per share	0.32	0.36	0.38

CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)

	March 31,	December 31,	March 31,
	2014	2013	2013
ASSETS
Cash and due from banks	$73,544	$59,339	$6,731
Interest earning deposits	216,923	173,729	174,409
Cash and cash equivalents	290,467	233,068	181,140
Investment securities available for sale, at fair value	458,302	497,573	162,030
Loans held for sale	697,532	747,593	1,359,817
Loans receivable not covered by Loss Sharing Agreements with the FDIC	3,294,908	2,398,353	1,516,844
Loans receivable covered under Loss Sharing Agreements with the FDIC	61,639	66,725	102,011
Allowance for loan losses	(26,704)	(23,998)	(26,439)
Total loans receivable, net of allowance for loan losses	3,329,843	2,441,080	1,592,416
FHLB, Federal Reserve Bank, and other stock	50,430	42,424	34,081
Accrued interest receivable	9,629	8,362	6,119
FDIC loss sharing receivable	8,272	10,046	12,043
Bank premises and equipment, net	11,234	11,625	9,546
Bank-owned life insurance	105,303	104,433	66,746
Other real estate owned	15,670	12,265	9,414
Goodwill and other intangibles	3,673	3,676	3,686
Other assets	33,876	41,028	21,586
Total assets	$5,014,231	$4,153,173	$3,458,624

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing	$634,578	$478,103	$242,509
Interest Bearing Deposits	2,971,754	2,481,819	2,293,317
Total deposits	3,606,332	2,959,922	2,535,826
Federal funds purchased	-	13,000	90,000
Other borrowings	970,250	771,750	539,000
Accrued interest payable and other liabilities	36,711	21,878	16,888
Total liabilities	4,613,293	3,766,550	3,181,714

Common stock	24,826	24,756	18,531
Additional paid in capital	308,820	307,231	213,022
Retained earnings	79,144	71,008	45,503
Accumulated other comprehensive (loss) income, net	(3,598)	(8,118)	354
Treasury stock, at cost	(8,254)	(8,254)	(500)
Total shareholders' equity	400,938	386,623	276,910
Total liabilities & shareholders' equity	$5,014,231	$4,153,173	$3,458,624

Average Balance Sheet / Net Interest Margin (Unaudited)
(Dollars in thousands)
	Three Months Ended March 31,
	2014		2013
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$187,085	0.25%	$174,637	0.25%
Investment securities	516,902	2.35%	143,028	2.32%
Loans held for sale	566,535	3.64%	1,123,420	3.93%
Loans	2,842,050	4.03%	1,390,719	4.69%
Less: Allowance for loan losses	(24,524)		(26,299)
Total interest earning assets	4,088,048	3.62%	2,805,505	4.03%
Non-interest earning assets	282,192		156,969
Total assets	$4,370,240		$2,962,474

Liabilities
Interest checking	$57,067	0.81%	$35,892	0.43%
Money market	1,397,299	0.63%	994,464	0.69%
Other savings	38,312	0.43%	26,699	0.52%
Certificates of deposit	1,252,871	1.01%	1,192,330	1.15%
Total interest bearing deposits (1)	2,745,549	0.80%	2,249,385	0.93%
Other borrowings	551,339	1.22%	171,333	0.61%
Total interest bearing liabilities	3,296,888	0.87%	2,420,718	0.90%
Non-interest bearing deposits (1)	666,775		254,859
Total deposits & borrowings	3,963,663	0.72%	2,675,577	0.82%
Other non-interest bearing liabilities	11,619		12,550
Total liabilities	3,975,282		2,688,127
Shareholders' equity	394,958		274,347
Total liabilities and shareholders' equity	$4,370,240		$2,962,474

Net interest margin		2.92%		3.25%
Net interest margin tax equivalent		2.93%		3.26%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.64% and 0.83% for the three months ended March 31, 2014 and 2013, respectively.

Asset Quality as of March 31, 2014 (Unaudited)
(Dollars in thousands)
	Total	Non Accrual	Other Real Estate	Non Performing Assets	Allowance for loan	Cash	Total Credit	NPL's/	Total Reserves to
Loan Type	Loans	/NPL's	Owned	(NPA's)	losses	Reserve	Reserves	Total Loans	Total NPL's
Pre September 2009 Originated Loans
Legacy	$67,244	$8,946	$5,197	$14,143	$2,095	$-	$2,095	13.30%	23.42%
Troubled debt restructurings (TDR's)	1,738	658	-	658	56	-	56	37.86%	8.51%
Total Pre September 2009 Originated Loans	68,982	9,604	5,197	14,801	2,151	-	2,151	13.92%	22.40%

Originated Loans (Post 2009)
Warehouse	5,386	-	-	-	40	-	40	0.00%	0.00%
Manufactured Housing	4,303	-	-	-	86	-	86	0.00%	0.00%
Commercial	958,709	493	-	493	7,111	-	7,111	0.05%	1442.39%
MultiFamily	1,553,426	-	-	-	6,219	-	6,219	0.00%	0.00%
Consumer/ Mortgage	128,559	-	-	-	518	-	518	0.00%	0.00%
TDR's	320	-	-	-	-	-	-	0.00%	0.00%
Total Originated Loans	2,650,703	493	-	493	13,974	-	13,974	0.02%	2834.48%

Acquired Loans
Berkshire	11,054	1,963	813	2,776	512	-	512	17.76%	26.08%
Total FDIC (covered and non covered)	39,400	5,456	9,329	14,785	857	-	857	13.85%	15.71%
Manufactured Housing	125,612	-	331	331	-	3,177	3,177	0.00%	0.00%
Flagstar (Commercial)	128,883	-	-	-	-	-	-	0.00%	0.00%
Flagstar (Residential)	254,447	-	-	-	-	-	-	0.00%	0.00%
TDR's	3,075	553	-	553	141	-	141	17.98%	25.50%
Total Acquired Loans	562,471	7,972	10,473	18,445	1,510	3,177	4,687	1.42%	58.79%

Acquired Purchased Credit Impaired Loans
Berkshire	47,797	-	-	-	4,367	-	4,367	0.00%	0.00%
Total FDIC - Covered	21,709	-	-	-	4,195	-	4,195	0.00%	0.00%
Manufactured Housing 2011	5,175	-	-	-	507	-	507	0.00%	0.00%
Total Acquired Purchased Credit Impaired Loans	74,681	-	-	-	9,069	-	9,069	0.00%	0.00%
Unamortized fees/discounts	(290)							0.00%	0.00%
Total Loans Held for Investment	3,356,547	18,069	15,670	33,739	26,704	3,177	29,881	0.54%	165.37%
Total Loans Held for Sale	697,532	-	-	-	-	-	-	0.00%	0.00%
Total Portfolio	$4,054,079	$18,069	$15,670	$33,739	$26,704	$3,177	$29,881	0.45%	165.37%